EXHIBIT (g)                                      Strictly Private & Confidential
-----------                                      -------------------------------










THE LESLIE FAY COMPANY, INC.

Presentation to the Special Committee of the Board of Directors









MARCH 23, 2001

                                                 Strictly Private & Confidential
                                                 -------------------------------


TABLE OF CONTENTS



Section                                                                    Page
-------                                                                    ----

Transaction Overview                                                         1

Leslie Fay Overview                                                          2

Leslie Fay Valuation Analysis                                               12

Appendices

        Options Schedule

        Performance to Previous Plan

        Comparable Company Three Year Growth Analysis
            Comparable Company Margin

        Analysis Comparable Company Profiles

                                                 Strictly Private & Confidential
                                                 -------------------------------








TRANSACTION OVERVIEW

                                                 Strictly Private & Confidential
                                                 -------------------------------


TRANSACTION OVERVIEW

Summary of Proposed Transaction


TERMS/CONDITIONS                            COMMENTS
----------------------------------------    ---------------------------------------------------------------------------------------
Equity Purchase Price1:                     $31,455,060
----------------------------------------    ---------------------------------------------------------------------------------------
Equity Purchase Price Per Share:            $5.00
----------------------------------------    ---------------------------------------------------------------------------------------
Form of Consideration:                      Cash
----------------------------------------    ---------------------------------------------------------------------------------------

Transaction Structure:                      Merger by and among Three Cities Fund II, Three Cities Offshore II (together the
                                            "Buyers"), LF Acquisition Co. ("Parent"), LF Merger Co. ("Merger Sub") and Leslie
                                            Fay Company, Inc. (or the "Company"). The Company to continue as the surviving corporation.
----------------------------------------    ---------------------------------------------------------------------------------------

Termination Provisions:                     Agreement may be terminated and the Merger may be abandoned at any time prior to the
                                            Effective Time, notwithstanding the Requisite Company Vote, as follows:
                                            (a) by mutual written consent of Buyers and the Company;
                                            (b) by either Buyers, or the Company, if the Merger has not been consummated on or before July 31, 2001;
                                            (c) by Buyers, if the Board of Directors of the Company, Special Committee or any
                                            other committee shall have withdrawn or modified approval of the Agreement, or proposed to approve or recommend any Takeover Proposal;
                                            (d) by the Company, if the Company receives a Superior Proposal; or
                                            (e) by the Buyers or the Company, if the Requisite Company Vote has not been obtained at the relevant stockholders' meeting.
----------------------------------------    ---------------------------------------------------------------------------------------
Conditions to Closing:                      Leslie Fay Board of Directors and stockholder approval
                                            Reps and warranties
                                            No material adverse change
----------------------------------------    ---------------------------------------------------------------------------------------
Termination Date:                           July 31, 2001
----------------------------------------    ---------------------------------------------------------------------------------------


Note:  Capitalized terms are defined in proposed purchase agreement.

(1) Includes 610,318 common shares issued for conversion of stock options valued in the money at the offer price.

                                                 Strictly Private & Confidential
                                                 -------------------------------













LESLIE FAY OVERVIEW

                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY OVERVIEW

Business Description

o Engaged in the design and sale of diversified lines of women's dresses and sportswear. Manufacturing is outsourced.
o Products focus on career, social occasion and evening clothing, covering a broad retail price range and offering a wide selection of styles, fabrics and colors suitable for different ages, sizes and fashion preferences.
o In 2000, approximately 89% of dress and sportswear sales were produced abroad and imported into the U.S. from the Caribbean Basin countries of Guatemala and El Salvador and selected contractors in the Far Eastern countries of Taiwan, South Korea and the People's Republic of China, including Hong Kong

Key Brands

Dress Products:
o        Leslie  Fay,  Leslie Fay Petite,  Leslie Fay Women,  Leslie Fay Women's
         Petites
o        David Warren, Warren Petite, Rimini, Reggio, Leslie Fay Evening
o        Liz Claiborne Dress, Cynthia Steffe

Sports Products:
o Leslie Fay Sportswear, Leslie Fay Sportswear Petite, Leslie Fay Sportswear Woman, Joan Leslie, Haberdashery by Leslie Fay
o        Outlander, Outlander Studio, Outlander Petite, Outlander Woman


Company Facts

Ticker / Exchange                 LFAY / NASDAQ

Headquarters                      New York, New York
Year Founded                      1947

Ceo                               John A. Ward
Chairman                          John J. Pomerantz

FY 2000E1 Revenue                 $212.7 Million
FY 2000E (1),(2) EBITDA           $5.4 Million
Fully Diluted Shares              6,457,511
Outstanding(3)


Note:
(1)  FY 2000 draft 10-K
(2)  Adjusted for non-recurring items.
(3) Consists of 5,680,694 shares outstanding and 776,817 options outstanding and exercisable, as of December 31, 2000, Management estimate.


Markets & Distribution (FY 2000E)



       [GRAPHIC OMITTED]



Source: FY 2000 draft 10-K.

                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY OVERVIEW


Financial Statistics: 1998A - 2005F





                               [GRAPHIC OMITTED]






Notes:

Management projections (Base Case). and FY 2000 draft 10-K

(a) Includes straight and convertible debt; excluding straight and convertible preferred stock.

                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY OVERVIEW


Financial Statistics: 1998A - 2005F

         Management's Base Case plan projects revenue growth for the period of 2000-2005 of 3% (CAGR) and EBITDA growth of almost 31%



   Trended Operating Data: Revenue                                   Trended Operating Data: EBITDA
        (Dollars in Millions)                                             (Dollars in Millions)



        [GRAPHIC OMITTED]                                                    [GRAPHIC OMITTED]


Source: Management projections (Base Case).                          Source: Management projections (Base Case).

                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY OVERVIEW

Business Lines and 2000E Performance

         Operating performance between the Company's business lines has varied significantly both in terms of revenue size and EBITDA contribution

         LF Dress, the Company's largest business line, accounted for approximately 44% of FY 2000E revenue and was the largest contributor to consolidated EBITDA


            (Dollars in Millions)



                               [GRAPHIC OMITTED]





Source: Management projections and FY 2000 draft 10-K.
(1)      Entered into a license agreement on February 15, 2000.
(2)      Acquisition date: April 18, 2000.
(3)      Includes licensing business and corporate overhead.

                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY OVERVIEW

Business Lines

Business Unit                              Strategy / Risks
Leslie Fay Dress                           Mature moderate dress business sold in US department stores

                                           Strategy:
                                           o  Modify manufacturing and sales calendar to improve "cut to order"
                                           o  Focus on Return on Net Assets ("RONA") rather than sales by selling to stores/branches
                                           o  Lower allowances, which will be driven by improved retail selling and improved sales analysis
                                           o  Mark-up improvements will be driven more by cost reductions than higher prices KEY

                                           Risks:
                                           o  Continued promotional retail environment
                                           o  De-emphasis of the dress category at retail level
                                           o  Aging "Leslie Fay" brand customer
---------------------------------------    ---------------------------------------------------------------------------------------
Joan Leslie                                Private Label Sportswear Program Manufactured Exclusively for Dillard's

                                           Strategy:
                                           o  Close coordination with Dillard's in all design concepts and "cut" decisions
                                           o  Broaden base fabric selections including greater knit penetration

                                           Key Risks:
                                           o  Overall performance pressure on Dillard's
                                           o  Leslie Fay manufactures more dresses than sportswear
---------------------------------------    ---------------------------------------------------------------------------------------
Leslie Fay Haberdashery                    Nationally Branded Coordinated Sportswear Program Sold to Department Stores

                                           Strategy:
                                           o  Continue orderly re-opening of prior LF Sportswear doors
                                           o  Provide an edited but "coordinated" line at "separates" prices
                                           o  Improve mark-up with larger cutting tickets
                                           o  Support limited basics program to allow for "quick response" re-orders

                                           Key Risks:
                                           o  Small volume compared to other sportswear "power brands"
                                           o  Leslie Fay manufactures more dresses than sportswear
---------------------------------------    ---------------------------------------------------------------------------------------

                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY OVERVIEW

Business Lines

Business Unit                              Strategy / Risks
David Warren                               A better dress resource to department stores aimed at opening price points

                                           Strategy:
                                           o  Re-enter doors lost due to poor selling in 2000
                                           o  Modify manufacturing and sales calendar to improve "cut to order"
                                           o  Correct garment "fit" problems
                                           o  Priced below Liz Claiborne Dress
                                           o  Launch special product programs with Nordstrom and others

                                           Key Risks:
                                           o  Does not command a price premium
                                           o  Is not a "must buy" brand
                                           o  Erratic selling performance
---------------------------------------    ---------------------------------------------------------------------------------------

RIMINI                                     A better-to bridge priced line of special occasion and "mother of the bride" dresses

                                           Strategy:
                                           o  Lower prices 15-20% to broaden department store appeal
                                           o  Re-enter doors lost due to poor selling in 2000
                                           o  Modify manufacturing and sales calendar to improve "cut to order"
                                           o  Correct garment "fit" problems
                                           o  Launch special product programs with Cache and others

                                           Key Risks:
                                           o  Is not a "must buy" brand
                                           o  Erratic selling performance
                                           o  High expense structure
---------------------------------------    ---------------------------------------------------------------------------------------

                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY OVERVIEW

Business Lines

Business Unit                              Strategy / Risks
Liz Claiborne Dress                        Line of "better" dresses manufactured under a license agreement with liz claiborne

                                           Strategy:
                                           o  Develop a profitable dress business following years of decline at Liz Claiborne
                                           o  Lower prices
                                           o  Modify manufacturing and sales calendar to "cut to order"
                                           o  Potential launch of Liz Suits & Liz Evenings

                                           Key Risks:
                                           o  6% royalty payments causes low margins
                                           o  Erratic selling performance
                                           o  Maintain quality/fit while achieving lower prices and target mark-up
---------------------------------------    ---------------------------------------------------------------------------------------

Cynthia Steffe                             Markets a Line of Contemporary Sportswear and "Better" to "Bridge" and "Designer"
                                           Price Points

                                           Strategy:
                                           o  Re-launch the "orange" label and "black" label sportswear product after years of difficulty
                                           o  Brand building through marketing, publicity and shows
                                           o  Re-build sales team

                                           Key Risks:
                                           o  High fashion risks
                                           o  Limited brand-building "open-to-spend"
                                           o  Is not a "must buy" brand
---------------------------------------    ---------------------------------------------------------------------------------------

Other                                      Consists of:

                                           o  Licensing business which generated royalty income of $1.2 million in 2000
                                           o  Reggio business line for 2000, which has been discontinued
                                           o  Leslie Fay Sportswear, which has become part of Leslie Fay Haberdashery
                                           o  Leslie Fay Corporate Overhead
---------------------------------------    ---------------------------------------------------------------------------------------

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                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY OVERVIEW

3 Year Stock Performance

         Leslie Fay's stock price has performed well below the S&P 500 index over the past three years, reflecting in part a general investor lack of interest in apparel stocks

         During the past twelve months the Company's stock price has traded between $2.69 - $5.88, reaching its low on January 16th 2001




LESLIE FAY INC NEW (03/23/98-03/21/01) - USPricing


               [GRAPHIC OMITTED]

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                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY OVERVIEW

Recent Events

DATE                                 EVENT
January 16, 2001                     Announced that Three Cities Research, Inc., Three Cities Fund II, L.P. and Three Cities
                                     Offshore II, C.V. have made a proposal to acquire all the outstanding shares of common stock of the Company not currently owned by Three Cities Funds for a cash price of $3.50 per share.
------------------------------       ---------------------------------------------------------------------------------------------

November 17, 2000                    Kayser-Roth Corporation, an affiliate of the Golden Lady Group, announced that it had purchased the Hue Legwear brand name from the Company.
------------------------------       ---------------------------------------------------------------------------------------------

May 22, 2000                         Announced that John Ward has replaced John Pomerantz as Chief Executive Officer.
------------------------------       ---------------------------------------------------------------------------------------------

May 4, 2000                          Announced that it signed a license agreement with Bruscan, Inc. to manufacture a line of women's shoes using the Leslie Fay trademark.
------------------------------       ---------------------------------------------------------------------------------------------

April 18, 2000                       Announced that it signed a definitive agreement with Cynthia Steffe, Inc., in which the
                                     Company would purchase substantially all of Cynthia Steffe's assets. The agreement also called for Cynthia Steffe to license her trade names to the Company.
------------------------------       ---------------------------------------------------------------------------------------------

March 2, 2000                        Announced agreement with Regent International to license better knitwear under the
                                     Company's Outlander Sportswear label.
------------------------------       ---------------------------------------------------------------------------------------------

February 15, 2000                    Entered into a license agreement with the licensing subsidiary of Liz Claiborne, Inc. to manufacture dresses and suits under the Liz Claiborne and Elisabeth trademarks.
------------------------------       ---------------------------------------------------------------------------------------------

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                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY OVERVIEW

Ownership Profile

         Approximately 68.9% of Leslie Fay's current stock is owned by Three Cities Research and Company insiders

TYPE                                                        SHARES (1)                % OWNED
INSIDERS:
Three Cities Research, Inc.                                 3,269,966                  57.56
John Pomerantz                                                390,798                   6.88
John Ward (2)                                                       0                   0.00
Warren Wishart                                                218,758                   3.85
Other Insiders                                                 34,000                   0.60
                                                   ---------------------------------------------------
                                      SUBTOTAL              3,913,522                  68.89

INSTITUTIONS:
Constable Asset Management                                    441,407                   7.77
AXA Financial Inc.                                            125,400                   2.21
Accretive Capital Partners (3)                                 56,585                   1.00
Fleet Boston Corp.                                             32,400                   0.57
Harvard College                                                15,839                   0.28
Rothschild Investment Corp.                                    13,500                   0.24
                                                   ---------------------------------------------------
                                      SUBTOTAL                685,131                  12.07

RETAIL (4):                                                 1,082,041                  19.05
                                                   ---------------------------------------------------

                                     TOTAL (5)              5,680,694                 100.00

Notes:
(1)      Source: CDA Spectrum, as of 9/30/00.
(2) John Ward currently owns no shares but has 331,560 options outstanding as of December 30, 2000.
(3)      Based on February 16, 2001, letter to John Pomerantz.
(4) Derived, based on total shares outstanding less Insider and Institutional share holdings.
(5)      As of December 31, 2000. Source: Management.

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                                                 Strictly Private & Confidential
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LESLIE FAY VALUATION ANALYSIS


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                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY VALUATION ANALYSIS


Valuation Summary Analysis

         CDG used the following valuation methodologies to analyze the Three Cities offer for Leslie Fay:

                  o  Comparable company trading and transaction multiples
                         - Last twelve months and projected FY 2001 multiples

                  o  Discounted cash flow
                         - Based on Management's projections


Based on these methodologies, Leslie Fay's equity value is between $4.80 - $5.50 per share

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                                                 Strictly Private & Confidential
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LESLIE FAY VALUATION ANALYSIS


Valuation Summary - Equity Value





                            THREE CITIES OFFER PRICE
                                     $5.00


                               [GRAPHIC OMITTED]




Note: Figures based on FY 2000 estimated EBITDA of $5.4 million and fully diluted shares outstanding of 6,457,511.

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                                                 Strictly Private & Confidential
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LESLIE FAY VALUATION ANALYSIS


Three Cities Offer Price Consideration Analysis


Calculation of Total Consideration At $5.00 Per Share Offer Price






                               [GRAPHIC OMITTED]

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                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY VALUATION ANALYSIS

Public Market Comparables - Last Twelve Months

         Leslie Fay's comparables are composed of a diverse grouping of companies in terms of operating performance, brand name, capital structure, and size

         Certain companies, such as Polo and Jones Apparel, have a higher valuation due to significant brand appeal; while others such as Kasper possess unnaturally high multiples due to significant levels of debt (which trade at a significant discount to book)




                               [GRAPHIC OMITTED]

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                                                 Strictly Private & Confidential
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LESLIE FAY VALUATION ANALYSIS

Public Market Comparables Implied Equity Value Calculation - Ltm

         Companies providing the best comparables for Leslie Fay can be divided into three groupings:

               o Non-Mega brands: Nautica, Kellwood, Philips Van Heusen, McNaughton, Oxford Industries and Hartmarx

               o Less than $1 billion in sales: Nautica, McNaughton, Oxford Industries, and Hartmarx

               o Comparable profitability: Kellwood, Philips Van Heusen, Oxford Industries and Hartmarx

         Based on current EBITDA valuations of these groupings, Leslie Fay's selected comparable public market multiple is 5.5x EBITDA



Implied Public Market Comparable Company EBITDA Multiple Based Equity Value



                               [GRAPHIC OMITTED]

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                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY VALUATION ANALYSIS

Public Market Comparables - Projected Data






                               [GRAPHIC OMITTED]

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                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY VALUATION ANALYSIS

Public Market Comparables Implied Equity Value Calculation - Future Value

         Using a similar sub-segment of comparable company groupings (non-mega brands, less than $1 billion in sales, and comparable profitability), Leslie Fay's selected comparable future public market multiple is 4.5x EBITDA



             Implied Public Market Comparable Company Future Ebitda
                           Multiple Based Equity Value



                               [GRAPHIC OMITTED]

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                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY VALUATION ANALYSIS

Precedent Transaction Comparables

         Koret and Jerell represent two close comparables to Leslie Fay in terms of product and distribution channels

               o Jerell is a leading women's wear company with national accounts that include Dillard's and JC Penney

               o Koret is a leading designer, manufacturer and distributor of moderately-priced women's coordinated sportswear




                                [GRAPHIC OMITTED]

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                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY VALUATION ANALYSIS

Precedent Transaction Comparables Implied Equity Value Calculation

         Based on the most comparable transactions for Leslie Fay (Haggar's acquisition of Jerell and Kellwood's acquisition of Koret), Leslie Fay's mean comparable transaction multiple is 6.2x EBITDA





        Implied Precedent Transaction Ebitda Multiple Based Equity Value



                               [GRAPHIC OMITTED]

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                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY VALUATION ANALYSIS


Discounted Cash Flow Analysis - Management's Base Case





                               [GRAPHIC OMITTED]

                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY VALUATION ANALYSIS


Discounted Cash Flow Analysis - Management's Downside Case






                               [GRAPHIC OMITTED]

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                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY VALUATION ANALYSIS


Discounted Cash Flow Analysis - Management's Upside Case





                               [GRAPHIC OMITTED]

                                                 Strictly Private & Confidential
                                                 -------------------------------


LESLIE FAY VALUATION ANALYSIS


Wacc Calculation Analysis






                               [GRAPHIC OMITTED]

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                                                 Strictly Private & Confidential
                                                 -------------------------------










APPENDICES

                                                 Strictly Private & Confidential
                                                 -------------------------------


OPTIONS SCHEDULE

Options Schedule Analysis





                               [GRAPHIC OMITTED]








Source: Management. As of December 30, 2000

As of December 30, 2000, 854,318 options outstanding of which 776,817 options are exercisable .

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                                                 -------------------------------


PERFORMANCE TO PREVIOUS PLAN

Comparison of 1999 - 2000 Actual Results to Previous Management Projections

(Dollars in Millions)




                                [GRAPHIC OMITTED]

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                                                 Strictly Private & Confidential
                                                 -------------------------------


COMPARABLE COMPANY 3 YEAR GROWTH ANALYSIS

Comparable Growth Rates





                               [GRAPHIC OMITTED]

                                                 Strictly Private & Confidential
                                                 -------------------------------


COMPARABLE COMPANY MARGIN ANALYSIS

Comparable Margin Analysis





                               [GRAPHIC OMITTED]

                                                     Attorney - Client Privilege
                                                     ---------------------------


COMPARABLE COMPANY PROFILES


BERNARD CHAUS, INC.                                    STOCK PERFORMANCE VS S&P INDEX
                                                          Chaus Bernard Inc (03/21/01) - US Pricing

Bernard Chaus, Inc. designs, manufactures and
markets an extensive  range of women's career
and casual sportswear. The company's products
are sold  through  department  store  chains,
retailers  and  other  retail  outlets.   The
company's  products  are sold under the brand
names Josephine Chaus  Collection,  Josephine                           [GRAPHIC OMITTED]
Chaus Studio,  Josephine Chaus Essentials and
Josephine   Chaus  Sport.   Josephine   Chaus
Collection   offers  better  tailored  career
clothing.  Josephine  Chaus  Studio  offers a
line  of  sportswear  featuring  contemporary
styling  and  a  more   casual   approach  to
traditional career dressing.  Josephine Chaus
Essentials  offers a line of sportswear which
includes jackets,  skirts, pants, blouses and
sweaters. Josephine Chaus Sport offers casual
tops,  sweaters,  pants,  skirts,  shorts and
other items.  The company has offices in Hong
Kong, Korea and Taiwan.


SUMMARY FINANCIALS                                     RECENT NEWS

                                                       SEPTEMBER 8, 2000:  Announced  appointment of
                                                       Nicholas  DiPaolo as Vice  Chairman and Chief
                                                       Operating Officer.

      [GRAPHIC OMITTED]                                MAY 15, 2000:  Notified by the New York Stock
                                                       Exchange  that  the  Company  does  not  meet
                                                       continued listing rules.

                                                       MARCH 29, 2000:  Announced the appointment of
                                                       Jackie   Muldowney   to  the  newly   created
                                                       position of Vice President of Merchandising.

                                                       JANUARY 21, 2000:  Announced the  appointment
                                                       of Gregory  Mongno,  a 16-year veteran of the
                                                       apparel industry, as Senior Vice President of
                                                       Sales and Marketing. .

                                                     Attorney - Client Privilege
                                                     ---------------------------


COMPARABLE COMPANY PROFILES


HARTMARX CORP.                                         STOCK PERFORMANCE VS S&P INDEX

Hartmarx Corporation manufactures and markets
men's  and  women's  apparel  in  the  United
States.  The men's apparel group manufactures
a wide  variety of products  including  men's
suits, sportcoats,  golfwear and slacks under
established  brand names or private labels of                     [GRAPHIC OMITTED]
major retailers.  The company owns two of the
most  recognized  brands  in  men's  tailored
clothing,  "Hart  Schaffner  &  Marx(R)"  and
"Hickey-Freeman".   Hartmarx   also  produces
moderately  priced  women's   sportswear  and
accessories.  The company has entered  into a
license  agreement  to market and  distribute
products   in  13   countries.   The  company
acquired  The Royal Shirt  Company,  Ltd. and
The  Coppley,  Noyes and  Randall  Limited in
1999.  Men's apparel group  accounted for 93%
of 1999 revenues and women's  apparel  group,
7%.


SUMMARY FINANCIALS                                     RECENT NEWS

                                                       NOVEMBER 8, 2000:  Announced the formation of
                                                       a strategic  partnership  with Ted Baker, the
                                                       UK-based clothing designer and retailer.

                                                       FEBRUARY    16,    2000:     Announced    the
             [GRAPHIC OMITTED]                         consolidation of its fast-growing  sportswear
                                                       brands under one business unit.

                                                       AUGUST 31, 1999:  Acquired Canadian dress and
                                                       sport shirt  maker  Royal for an  undisclosed
                                                       amount.

                                                     Attorney - Client Privilege
                                                     ---------------------------


COMPARABLE COMPANY PROFILES


JONES APPAREL GROUP, INC.                              STOCK PERFORMANCE VS S&P INDEX

Jones Apparel Group,  Inc.  designs,  markets
and contracts for the  manufacture of a broad
range of women's career sportswear, suits and
dresses,  casual sportswear and jeanswear for
men, and shoes and accessories.  The products
of  the  company  are   marketed   under  the
following   brand  names,   Jones  New  York,
Evan-Picone,   Rena   Rowan  and  Polo  Jeans
Company.   The  company   operates  in  three                 [GRAPHIC OMITTED]
segments  namely  career  and  casual  sports
wear,  footwear  and  accessories  and retail
operations.   Career  and  casual  sportswear
includes sportswear, jeanswear, dresses suits
and the  lifestyle  collection.  Footwear and
accessories  include  brand name and  private
label  footwear,  handbags and small  leather
goods.  Retail  operations  markets  apparel,
footwear   and   accessories    directly   to
consumers  through  the  company's  specialty
retail stores.  The company has international
operations in the United Kingdom,  Canada and
Mexico.


SUMMARY FINANCIALS                                     RECENT NEWS


                                                       JANUARY  25,  2001:  Announced  sale  of $350
                                                       million,  $50 million more than  planned,  of
                                                       20-year senior zero-coupon convertible bonds.

                                                       DECEMBER 15, 2000: U.S. District Court in New
                                                       York gave final  approval to a settlement  by
                                                       Jones  Apparel  Group Inc.  and its Nine West
                                                       Group Inc. unit,  resolving  allegations that
                                                       Nine West violated antitrust laws.

                                                       APRIL 6, 2000:  Announced that it has entered
                                                       into  a  definitive   agreement   with  Modes
                                                       Alto-Regal  to acquire the Canadian  licenses
                                                       for several Polo Ralph Lauren  brands,  eight
                                                       retail stores and other related assets.

                                                     Attorney - Client Privilege
                                                     ---------------------------


COMPARABLE COMPANY PROFILES


KASPER A.S.L., LTD.                                    STOCK PERFORMANCE VS S&P INDEX

Kasper   A.S.L.,    Ltd.   (formerly   Sassco
Fashions,  Ltd.)  designs,  manufactures  and
markets women's suits, dresses,  knitwear and
sportswear.  The  company  operates 61 retail
outlets and sells its  products in the United
States,  Canada and Europe. The brands of the
company are "Kasper  for  A.S.L.",  "LeSuit",                 [GRAPHIC OMITTED]
"Albert  Nipon",  "Kasper  and  Company"  and
"Kasper Dress".  The company also designs and
manufactures  suits  for sale  under  private
labels.  In June 1997,  the company  spun-off
from The Leslie Fay  Companies,  Inc.  Leslie
Fay  Companies,  Inc. filed for bankruptcy in
May 1993 and emerged from  bankruptcy in June
1997. On the same date Kasper was formed as a
result  of the  plan of  reorganization  from
bankruptcy.  In 1999,  the  company  acquired
trademarks  and  assets  of  Anne  Klein  and
retail outlet stores from Fashions of Seventh
Avenue, Inc. and Affiliates.


SUMMARY FINANCIALS                                     RECENT NEWS

                                                       NOVEMBER 21, 2000:  Kasper ASL Ltd. signed an
                                                       amended  agreement  with the  lenders  of its
                                                       revolving-credit  facility  that  will  waive
                                                       certain financial  covenants and all existing
                                                       defaults.

           [GRAPHIC OMITTED]                           JANUARY  21,  2000:  Entered  into a  license
                                                       agreement with Apparel  Ventures Inc. for the
                                                       Anne Klein women's swimwear collection.

                                                       NOVEMBER 30, 1999:  Announced  acquisition of
                                                       the assets and certain liabilities of 25 Anne
                                                       Klein   factory   outlets  from  Fashions  of
                                                       Seventh Avenue.

                                                       JULY 12, 1999:  Completed the  acquisition of
                                                       Anne  Klein  trademarks  from  Takihyo  Co.'s
                                                       (J.TIY) Anne Klein Co. women's apparel unit.


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                                                     Attorney - Client Privilege
                                                     ---------------------------


COMPARABLE COMPANY PROFILES


KELLWOOD COMPANY                                       STOCK PERFORMANCE VS S&P INDEX

Kellwood  Company  manufactures,  markets and
distributes   apparel,   home   fashion   and
recreational camping soft goods. The products
include  diversified lines of men's,  women's
and  children's  clothing,  sleeping bags and                 [GRAPHIC OMITTED]
various soft goods. These products are mainly
sold to retailers under the company's  brands
and labels.  The products are marketed in the
United States and in the Far East,  including
Hong Kong, Sri Lanka and China. In the fiscal
year  1999  the  company  acquired  Fritzi  &
Koret, Inc. and Biflex International, Inc.


SUMMARY FINANCIALS                                     RECENT NEWS

                                                       MARCH 8, 2001: Announced that yearly results,
                                                       with  sales up 8  percent  and  earnings  per
                                                       share up 8 percent.

                                                       DECEMBER 1, 2001:  Completed  acquisition  of
                                                       Group B Clothing Co., an apparel  marketer of
                                                       Democracy  sportswear  with about $26 million
                                                       in annual sales.


         [GRAPHIC OMITTED]                             OCTOBER 3, 2000:  Acquired Romance du Jour, a
                                                       privately held sleepwear company based in Los
                                                       Angeles.


                                                       SEPTEMBER 22, 2000: Completed the acquisition
                                                       of Dorby  Frocks,  a privately  held maker of
                                                       junior  dresses and career  apparel with more
                                                       than $100 million in sales.


                                                       FEBRUARY 24, 2000:  Announced the  completion
                                                       of its stock repurchase plan. First announced
                                                       on November 23, 1999.

                                                     Attorney - Client Privilege
                                                     ---------------------------


COMPARABLE COMPANY PROFILES


LIZ CLAIBORNE, INC.                                    STOCK PERFORMANCE VS S&P INDEX
                                                       Liz Claiborne Inc. (03/21/000 - 3/21/01) USPricing

Liz  Claiborne,  Inc.  designs and markets an
extensive   range  of  fashion   apparel  and
accessories.   Brand  names  of  the  company
include Claiborne, Crazy Horse, Dana Buchman,
Elisabeth,   Emma  James,  First  Issue,  Liz
Claiborne,  Russ,  Sigri Olsen and  Villager.
The  company   operates  in  three  segments:
Wholesale Apparel,  Wholesale Non-Apparel and
Retail.     Wholesale     Apparel    designs,
manufactures  and  markets  women's and men's
apparel.   Wholesale   Non-Apparel   designs,                           [GRAPHIC OMITTED]
manufactures and markets fashion accessories,
cosmetics  and jewelry  products.  The Retail
segment     sells     merchandise     through
company-operated  specialty retail and outlet
stores   as  well  as   leased   departments.
Products are  manufactured  to the  company's
specifications  in  35  countries   including
China,  Saipan,   Dominican  Republic,  South
Korea,  Sri  Lanka,  Taiwan  and  the  United
States.  The  company's  products are sold in
over 70 markets  outside  the United  States.
The company acquired Podell Industries,  Inc.
and  85%  of  Segrets  Inc  and  Lucky  Brand
Dungarees Inc in 1999.

SUMMARY FINANCIALS                                     RECENT NEWS

                                                       JANUARY 25, 2001: Announced that the Board of
                                                       Directors  extended the Company's  previously
                                                       announced  program  to  purchase  its  Common
        [GRAPHIC OMITTED]                              Stock by  authorizing  the  purchase of up to
                                                       $150  million of its Common Stock for cash in
                                                       open   market    purchases    and   privately
                                                       negotiated transactions.


                                                       NOVEMBER 6, 2000:  Announced  that it reached
                                                       an  agreement in  principle  with R.G.  Barry
                                                       Corporation  (NYSE:  RGB), to license women's
                                                       and men's  slippers  under the Liz  Claiborne
                                                       and Claiborne labels.

                                                     Attorney - Client Privilege
                                                     ---------------------------


COMPARABLE COMPANY PROFILES


MCNAUGHTON APPAREL GROUP, INC.                         STOCK PERFORMANCE VS S&P INDEX
                                                          McNaughton Apparel Group Inc (03/21/00-03/21/01) - USPricing

McNaughton   Apparel  Group,  Inc.  (formerly
known as  Norton  McNaughton,  Inc)  designs,
sources,  markets and distributes women's and
junior's clothing. The company's products are
sold  nationwide  in  over  8,000  individual
stores,  operated  by over  1,500  department                           [GRAPHIC OMITTED]
stores,   national  chains,  mass  merchants,
off-price   retail   chains   and   specialty
retailers in the United states.  The products
of the Company include sportswear,  knitwear,
casualwear,  jackets, skirts, pants, blouses,
sweaters,  vests and  shorts  under the brand
names  like  Energi,  Norton  McNaughton  and
Erika.


SUMMARY FINANCIALS                                     RECENT NEWS

                                                       MARCH  12,  2001:  McNaughton  Apparel  Group
                                                       Appoints  Peter  Boneparth to the Position of
                                                       Chairman of the Board; Company Also Announces
                                                       Election  of Two New  Members to Its Board of
                                                       Directors

                                                       JANUARY 17, 2001:  Announced  results for the
     [GRAPHIC OMITTED]                                 year ended  November  4,  2000,  in which net
                                                       income  increased 215% to $26.9  million,  or
                                                       $3.05  per  diluted  share,  compared  to net
                                                       income of $8.5 million,  or $1.11 per diluted
                                                       share for the same period in fiscal 1999.

                                                       DECEMBER 12, 2000: Announced the closing of a
                                                       three-year   $210  million   senior   secured
                                                       revolving   credit   facility  with  Bank  of
                                                       America, The CIT Group and Fleet Capital.

                                                       AUGUST  10,  2000:   Announced  that  it  had
                                                       entered  into  an   agreement   with  Jeri-Jo
                                                       Knitwear, with a total payment valued at $161
                                                       million.

                                                     Attorney - Client Privilege
                                                     ---------------------------


COMPARABLE COMPANY PROFILES


NAUTICA ENTERPRISES, INC.                              STOCK PERFORMANCE VS S&P INDEX
                                                          Nautic Enterprises Inc. (03/21/00-03/21/01) - USPricing

Nautica     Enterprises     Inc.     designs,
manufactures  and  markets  a wide  range  of
men's and women's sportswear, outerwear robes
and sleepwears.  It also licenses the Nautica
name and  trademarks in the United States and
throughout  the  world  for a wide  range  of
products.  All  brands  are  created  by  the                            [GRAPHIC OMITTED]
in-house   staff   designers.   The   company
operates  91  outlet  stores  throughout  the
United States.


SUMMARY FINANCIALS                                     RECENT NEWS

                                                       JANUARY  10,  2001:  Reported   disappointing
                                                       fiscal   third-quarter   earnings,    reduced
                                                       expectations for fiscal 2002 and that it will
                                                       temporarily discontinue a line of sportswear.

                                                       MAY 18,  2000:  Announced  that its  Board of
                                                       Directors  has   authorized  the  Company  to
                                                       purchase 2.0 million shares of Nautica common
                                                       stock on the open market.

                                                       FEBRUARY   24,  2000:   Announced   plans  to
                                                       establish a new  distribution and warehousing
                                                       operation in Henry County, Virginia.  Intends
                                                       to  begin  distribution  operations  for  its
                                                       Ladies Jeans  clothing  line in Henry County,
                                                       Virginia as soon as a  distribution  facility
                                                       is on-line and operational.

                                                     Attorney - Client Privilege
                                                     ---------------------------


COMPARABLE COMPANY PROFILES


OXFORD INDUSTRIES, INC                                 STOCK PERFORMANCE VS S&P INDEX
                                                            Oxford INDS Inc. (03/21/00-03/21/01) - USPricing

Oxford Industries, Inc. designs, manufactures
and sells consumer apparel for men, women and
children   through  its  4  operating  groups
namely  Oxford shirt group,  Lanier  clothes,
Oxford  slacks and Oxford  womenswear  group.
The Oxford shirt operations  emcompass dress,
sport  shirts  and  broad  range of men's and
boys'  sportswear.  Lanier  clothes  produces                           [GRAPHIC OMITTED]
suits,  sportcoats,  suit separates and dress
slacks.   Oxford  slacks  is  a  producer  of
private   label  dress,   casual  slacks  and
shorts.  The Oxford  womenswear is a producer
of private label women's  apparel.  Customers
include  national and regional  chain stores,
mail  order  and  catalog   firms,   discount
stores,  department  stores  and  independent
stores.

SUMMARY FINANCIALS                                     RECENT NEWS

                                                       MARCH 6, 2001:  Announced  the  selection  of
                                                       Manugistics  Networks  Solutions  to optimize
                                                       Company supply chain.

                                                       JANUARY   18,   2001:   Announced   plans  to
                                                       repurchase  up to 1 million  common shares in
                                                       privately    negotiated   and   open   market
                                                       transactions.
            [GRAPHIC OMITTED]
                                                       DECEMBER   20,  2000:   Announced   financial
                                                       results for the second quarter and six months
                                                       ended December 1, 2000, in which consolidated
                                                       net sales for the  second  quarter  decreased
                                                       11.4% to $194.9  million from $219.9  million
                                                       last  year.   Second   quarter  net  earnings
                                                       declined  $4.2  million to $2.7  million from
                                                       $6.9 million in the prior year.

                                                     Attorney - Client Privilege
                                                     ---------------------------


COMPARABLE COMPANY PROFILES


PHILLIPS-VAN HEUSEN CORP.                              STOCK PERFORMANCE VS S&P INDEX
                                                           Phillips Van Heusen Corp (03/21/00-03/21/01) USPricing

Phillips-Van Heusen Corporation  manufactures
and markets  men's,  women's  and  children's
apparel and footwear.  The company's products
include dress, sport and knit shirts,  casual
shoes,   sweaters,   neckwear,   furnishings,
bottoms,  outerwear  and  leather  and canvas
accessories.  "Van Heusen",  "Bass",  "Izod",                                 [GRAPHIC OMMITTED]
"Gant",  "Geoffrey Beene", "Jantzen" "Pyramid
Sportswear  AB" and  "DKNY"  are the  premier
brands  under  which  the  company  sells its
products.  Apparel accounted for 70% (branded
sportswear  & other  apparel,  47% and  dress
shirts,  23%) of 1999  revenues  and footwear
and related products, 30%.

SUMMARY FINANCIALS                                     RECENT NEWS

                                                       FEB.  21,  2001:  Announced  that it acquired
                                                       worldwide  rights to the Van Heusen name from
                                                       Coats Viyella.
            [GRAPHIC OMITTED]
                                                       JUL. 24, 2000:  Announced  the  completion of
                                                       the sale of the Cluett Designer Group, Inc.

                                                       MAY 6,  2000:  Obtained  the rights to design
                                                       shirts and ties bearing Regis  Philbin's name
                                                       on its new line of clothing.

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                                                     Attorney - Client Privilege
                                                     ---------------------------


COMPARABLE COMPANY PROFILES


POLO RALPH LAUREN, INC.                                STOCK PERFORMANCE VS S&P INDEX
                                                           Polo Ralph Lauren Corp (03/21/00-03/21/01) - USPricing

Polo is a leader in the design, marketing and
distribution of premium  lifestyle  products.
For more than 30 years, Polo's reputation and
distinctive   image  have  been  consistently
developed   across  an  expanding  number  of
products,  brands and international  markets.
The  Company's  brand  names,  which  include
"Polo," "Polo by Ralph Lauren," "Polo Sport,"
"Ralph  Lauren,"  "RALPH,"   "Lauren,"  "Polo                             [GRAPHIC OMITTED]
Jeans Co.," "RL" and "Chaps,"  among  others,
constitute  one of the  world's  most  widely
recognized families of consumer brands.

Polo's business consists of three integrated operations: wholesale, retail and licensing.
Each is driven by the Company's guiding philosophy of style, innovation and quality.

SUMMARY FINANCIALS                                     RECENT NEWS

                                                       JANUARY  26,  2001:  Announced  that Sara Lee
                                                       Corp.   will   no   longer   manufacture   or
                                                       distribute  the Company's  women's  underwear
                                                       line,  which it plans to position as a luxury
                                                       category.
             [GRAPHIC OMITTED]
                                                       APRIL 13,  2000:  Announced  that Roger Farah
                                                       has replaced Lance Isham as President.


                                                       JANUARY  6,  2000:   Announced  that  it  had
                                                       completed  its  acquisition  of Poloco S.A.S.
                                                       and  certain  of its  affiliates,  which hold
                                                       licenses  to sell in  Europe  men's and boys'
                                                       Polo  apparel,  the  men's and  women's  Polo
                                                       Jeans business,  and certain Polo accessories
                                                       for  an  aggregate  cash   consideration   of
                                                       approximately  $200  million.  In addition to
                                                       the  wholesale  business,   included  in  the
                                                       acquisition was a Polo store in Paris and six
                                                       outlet stores  located in France,  the United
                                                       Kingdom and Austria.

                                                     Attorney - Client Privilege
                                                     ---------------------------


COMPARABLE COMPANY PROFILES


TOMMY HILFIGER COMPANIES, INC.                         STOCK PERFORMANCE VS S&P INDEX
                                                           Hilfiger Tommy Corp (03/21/00-03/21/01) - USPricing

Tommy Hilfiger Corporation  designs,  sources
and  markets  men's and  women's  sportswear,
jeanswear  and  childrenswear.   The  company
wholesales   its  products  to   departmental
stores  and also  sells  through  its  retail
outlets throughout the United States, Canada,
Mexico,  Europe,  Japan,  Central  and  South
America, Hong Kong and other countries in the
Far  East.  The  company  operates  in  three                             [GRAPHIC OMMITTED]
segments: Wholesale, Retail and Licensing. As
of March 2000, the company had 84 outlets and
4  specialty  stores to market its  products.
The Fashion line  represents the most updated
component of the company's  product line. The
company's  trademarks  include Tommy Hilfiger
(R),  Tommy  Jeans(R),  Tommy (R), Tommy Girl
(R), Hilfiger Athletics (R) and Tommy.com.


SUMMARY FINANCIALS                                     RECENT NEWS

                                                       FEBRUARY  1, 2001:  Announced  third  quarter
                                                       results  in  which  net  revenue  was  $475.8
                                                       million  compared  to $521.2  million  in the
                                                       same  period the prior  year.  Net income was
                                                       $42.7  million  versus  $59.1  million in the
                                                       same period a year ago.
            [GRAPHIC OMITTED]
                                                       JANUARY  8, 2001:  Announced  the launch of a
                                                       "Woman" large-size clothing line. The company
                                                       said  the  line  will be  available  in sizes
                                                       14-22  and  will  be  an   extension  of  the
                                                       existing women's sportswear line.

                                                       DECEMBER  28,  2000:  Announced  that  it had
                                                       entered into a new licensing arrangement with
                                                       Swank,  Inc. to  manufacture  and  distribute
                                                       Men's belts, jewelry and small leather goods.